UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 7, 2007
Date of Report (date of earliest event reported)

UNITED INDUSTRIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1-4252	95-2081809
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification Number)

124 Industry Lane
Hunt Valley, Maryland 21030
(Address of principal executive offices, including zip code)

(410) 628-3500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On October 7, 2007, Textron Inc., a Delaware corporation (“Textron”), Marco Acquisition Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Textron (“Merger Sub”), and United Industrial Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Subject to the terms and conditions of the Merger Agreement, (i) as soon as practicable, and in any event within six business days of October 7, 2007, Merger Sub will commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), at a price of $81.00 per share in cash (the “Offer Price”); and (ii) as soon as practicable following the consummation of the Offer, Merger Sub will be merged (the “Merger”) with and into the Company, with each outstanding share of Common Stock (other than, among other things, (a) shares held by the Company as treasury stock or by Textron or by any subsidiary of the Company or Textron and (b) shares held by holders who have properly demanded appraisal for such shares under Delaware law) being converted into the right to receive the Offer Price. The Company will survive the Merger as an indirect wholly owned subsidiary of Textron.

Under the Merger Agreement, any outstanding Company stock options that are not then vested and exercisable will vest on an accelerated basis immediately prior to the effective time of the Merger. At the effective time of the Merger, any vested, exercisable and outstanding Company stock options will be exchanged for a cash payment for each underlying share equal to the difference between the Offer Price and the exercise price per share.

The Company has made various representations and warranties and has agreed to specified covenants in the Merger Agreement, including covenants relating to the Company’s conduct of its business between the date of the Merger Agreement and the closing of the Merger, restrictions on solicitation of proposals with respect to alternative transactions, governmental filings and approvals, public disclosures and other matters.

The Merger Agreement contains certain termination rights of Textron and the Company and provides that, upon the termination of the Merger Agreement under certain specified circumstances, the Company will be required to pay to Textron a termination fee of $33.0 million.

The consummation of the Offer and the completion of the Merger are subject to specified conditions, including regulatory approvals. The Offer is not subject to financing.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Textron. In particular, the assertions embodied in the Company’s representations and warranties contained in the Merger Agreement are qualified by information in the disclosure schedule provided by the Company to Textron in connection with the signing of the Merger Agreement. This disclosure schedule, which is not being filed, contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Textron rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company or Textron.

Concurrently with the execution of the Merger Agreement, pursuant to the terms of a tender and support agreement among Parent, Merger Sub and certain stockholders of the Company and others affiliated with Steel Partners II, L.P. (the “Tender and Support Agreement”), the stockholders party thereto have agreed to accept the Offer and to tender all Common Stock beneficially owned by them in the Offer, subject to the terms and conditions thereof. The foregoing description of the Tender and Support Agreement is not complete and is qualified in its entirety by reference to the form of Tender and Support Agreement, a copy of which is filed herewith as Exhibit A to the Merger Agreement and incorporated herein by reference.

Amendments to Executive Agreements

On October 7, 2007, the Company also entered into an amendment and restatement of the existing Employment Agreement between the Company and Frederick M. Strader dated August 16, 2006 (“Prior Agreement”). On that date, the Company also entered into amendments to the Employment Agreement between the Company and James H. Perry dated March 3, 2000 and the Success Bonus Agreement between the Company and Mr. Perry dated April 10, 2002.

Restated Employment Agreement

The restated agreement between the Company and Mr. Strader dated October 7, 2007 (“Restated Employment Agreement”) supersedes the Prior Agreement but continues the substantive terms and conditions of Mr. Strader’s Prior Agreement in all material respects. The Restated Employment Agreement also amends the Prior Agreement as follows:

•                  Increases Severance Amount:  in the event of Mr. Strader’s termination of employment without “cause” or for “good reason” as defined in the Restated Employment Agreement, the period in which severance will be payable to him by the Company in the form of continued salary has been increased from eighteen months to two years;

•                  Adds Gross-Up Payment:  if, the payment and benefits payable to Mr. Strader under the Restated Employment Agreement (and other agreements and arrangements with the Company) upon and/or following a “change in control” trigger a 20% excise tax under Section 4999 of the Internal Revenue Code of 1986 (“Code”), the Company is obligated to provide Mr. Strader with a gross-up payment that will indemnify him with respect to such excise taxes and the income and employment taxes attributable to the gross-up payment; and

•                  Modifies “Good Reason” Definition:  the definition of “Good Reason” was revised to include specific office relocations and certain changes in Mr. Strader’s duties and responsibilities in connection with the Company ceasing to be publicly held, (including as a result of the signing and closing of the Merger Agreement) provided Mr. Strader continues to be President of AAI Corporation (“AAI”).

The Restated Employment Agreement also contains certain provisions intended to comply with Section 409A of the Code.

Amendments to Employment and Success Bonus Agreements

The amendments to Mr. Perry’s Employment and Success Bonus Agreements also contain certain provisions intended to comply with Section 409A of the Code. Additionally, the amendment to Mr. Perry’s Success Bonus Agreement memorializes the definition of “change in control” applicable to the agreement.

Retention Agreements

On October 7, 2007, the Company also entered into Retention Letter Agreements (together, the “Retention Agreements”) between AAI, a wholly-owned subsidiary of the Company, and each of Mr. Strader and Mr. Perry.

The Retention Agreements, issued under the AAI Corporation Change in Control Retention and Severance Plan (“Plan”), provide for AAI to pay on December 31, 2008 (or within 15 days thereafter), to each of Mr. Strader and Mr. Perry, a lump sum cash payment, less applicable taxes, calculated pursuant to the formula described below (“Retention Award”), provided each executive is employed by AAI (or its successor) through such date. However, if, prior to this date, the executive is terminated by AAI without “cause” or the executive terminates for “good reason” (in each case, as defined in the Plan) the Retention Award will be paid on the sixth month anniversary of the executive’s termination date. The Retention Award will also be payable if the executive terminates employment due to “disability” as defined in the Plan but the award will be offset by amounts payable to the executive under short or long-term disability plans. The Retention Award payable to Mr. Perry is subject to compliance with a three-month post-termination “Non-Competition Restriction,” as defined in the Plan.

The Retention Award payable to each of Mr. Strader and Mr. Perry will be an amount equal to the product of (A/36) x B where “A” equals the executive’s maximum cash award, determined at one times target under the Company’s 2006 Long Term Incentive Plan (“LTIP”) and “B” equals the number of full and partial months (pro-rated on the basis of days in the applicable month) between the date a “change in control” of the Company (as defined in the Plan) occurs and December 31, 2008, the date the Retention Award is payable to the executive.

Retention and Severance Agreements

On October 7, 2007, the Company also entered into Retention and Severance Letter Agreements (together, the “Severance and Retention Agreements”) between AAI and each of Jonathan Greenberg, John F. Michitsch and Michael A. Boden.

The Retention and Severance Agreements, also issued under the Plan, provide for Retention Awards to be provided to each of Messrs. Greenberg, Michitsch and Boden on the same terms and conditions as the Retention Awards made to Mr. Strader and Mr. Perry.

In addition, the Retention and Severance Agreements provide for severance payments and benefits to be provided if the executive is terminated without “cause” or if he terminates employment for “good reason” within the 24-month period following a “change in control” of AAI (as such terms are defined in the Plan). Under the agreements, the executive will be entitled to receive continued payment of his annual base salary (less applicable tax withholding) for a 12-month period and, provided the executive elects COBRA, continued coverage at active employee contribution rates under AAI’s group health care plan for a 12-month period following employment termination (together, the “Severance Benefits”). Mr. Greenberg is also entitled to continuation of all other benefits awarded to him under his Letter Agreement with the Company dated August 17, 2004 during this 12-month period. Such continuation of benefits is considered “Severance Benefits” with respect to Mr. Greenberg. Continued salary payments for Mr. Michitsch and Mr. Boden are payable in a lump sum cash payment. The Severance Benefits payable to Mr. Greenberg and Mr. Boden are subject to compliance with a three-month post-termination “Non-Competition Restriction,” as defined in the Plan.

The Severance Benefits payable to Mr. Greenberg under his Retention and Severance Agreement, supersede the severance payment and benefits provided under his Letter Agreement with Company dated August 17, 2004.

All Retention and Severance Agreements require payments to the executives to be delayed for six months following termination of employment to the extent required by Section 409A of the Code.

Severance Agreement

On October 7, 2007, the Company also entered into a Severance Letter Agreement between AAI and Mr. Stuart F. Gray (“Severance Agreement”). The Severance Agreement, also issued under the Plan, provides for Mr. Gray to receive Severance Benefits on the same terms and conditions as Messrs. Greenberg, Michitsch and Boden but for a six month period. The severance payable to Mr. Gray is also subject to a six month delay following employment termination to the extent required by Section 409A of the Code.

The foregoing description of the Restated Employment Agreement, amendments to the Employment and Success Bonus Agreements, the Retention Agreements, the Retention and Severance Agreements and the Severance Agreement does not purport to be complete and this description is qualified in its entirety by reference to the agreements and the Plan, which are filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10 hereto, and which are incorporated into this report by reference.

Item 8.01 Other Events.

On October 8, 2007, the Company issued a press release relating to the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No	Description

2.1	Agreement and Plan of Merger, dated as of October 7, 2007, among Textron Inc., Marco Acquisition Sub Inc. and United Industrial Corporation*
10.1	Amended and Restated Employment Agreement between United Industrial Corporation and Frederick M. Strader dated October 7, 2007
10.2	Amendment to Employment Agreement between United Industrial Corporation and Mr. James H. Perry, dated as of March 3, 2000
10.3	Amendment to Success Bonus Agreement between United Industrial Corporation and Mr. James H. Perry, dated as of April 10, 2002
10.4	Retention Letter between AAI Corporation and Frederick M. Strader, dated October 7, 2007
10.5	Retention Letter between AAI Corporation and James H. Perry, dated October 7, 2007
10.6	Retention and Severance Letter Agreement between AAI Corporation and Mr. Jonathan Greenberg dated October 7, 2007
10.7	Retention and Severance Letter Agreement between AAI Corporation and Mr. John F. Michitsch dated October 7, 2007
10.8	Retention and Severance Letter Agreement between AAI Corporation and Mr. Michael A. Boden dated October 7, 2007
10.9	Retention and Severance Letter Agreement between AAI Corporation and Mr. Stuart F. Gray dated October 7, 2007
10.10	AAI Corporation Change in Control Retention and Severance Plan
99.1	Press release, dated October 8, 2007

*                                         Excludes schedules, exhibits and certain annexes, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INDUSTRIAL CORPORATION

Date: October 7, 2007	By:	/s/ Frederick M. Strader
Name: Frederick M. Strader
Title: Chief Executive Officer and President